Exhibit 99.1

Contact:

Jenny Kobin

Vice President, Investor Relations

904-332-3287

PSS WORLD MEDICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2012

Fiscal Year 2012 Highlights:

•	Consolidated net sales growth of 3.3%

•	Physician Business net sales growth of 6.2%

•	Extended Care Business net sales decline of 3.4%

•	Consolidated earnings per diluted share growth of 4.5% to $1.38

•	Consolidated cash flow from operations of $128.3 million

•	Consolidated return on committed capital of 34.8%

•	Repurchased approximately 5.6 million common shares at an average price of $25.10

Fourth Quarter Highlights:

•	Consolidated net sales decline of 2.0%, with same day sales decline of 0.4%

•	Physician Business net sales decline of 1.7%, with same day sales decline of 0.1%

•	Extended Care Business net sales decline of 2.6%, with same day sales decline of 1.0%

•	Consolidated earnings per diluted share growth of 0.5% to $0.38

•	Consolidated cash flow from operations of $62.3 million

•	Consolidated return on committed capital of 35.7%

Jacksonville, Florida (May 10, 2012) – PSS World Medical, Inc. (NasdaqGS: PSSI) announced today its results for the fourth quarter and fiscal year ended March 30, 2012.

President and Chief Executive Officer, Gary A. Corless, commented, “We are on the front lines of healthcare serving caregivers who are dealing with the rapidly changing environment of lower utilization, consolidation and decreasing reimbursement rates. These headwinds created challenges during the past year which impacted our financial performance. While we were able to generate reasonable annual growth in fiscal year 2012 of 3.3% in revenues and 4.5% in EPS, we have not been satisfied with our performance and results. We intend to match the rapid rate of external change with a proactive transformation of our organization, designed to maximize the strength of our caregivers, the performance of our people, and the returns for all those invested in us and our purpose. Our announcement today of this transformation plan, which includes our intent to divest our skilled nursing business and a smaller, specialty dental business, will realign our efforts and investments to those areas identified as critical to the future of U.S. healthcare and best aligned with our competencies.”

-MORE-

PSSI Reports Results For Fiscal 2012 Fourth Quarter

May 10, 2012

Net sales for the three months ended March 30, 2012, were $538.9 million, a decrease of 2.0%, compared with net sales of $549.7 million for the three months ended April 1, 2011. Net sales for the three months ended March 30, 2012, for the Physician Business decreased by 1.7% and decreased by 2.6% for the Extended Care Business. Income from operations for the three months ended March 30, 2012, was $35.8 million compared with income from operations for the three months ended April 1, 2011, of $38.2 million. Net income for the three months ended March 30, 2012, was $20.0 million, or $0.38 per diluted share, compared with net income for the three months ended April 1, 2011, of $21.6 million, or $0.38 per diluted share. The Company noted it had one less sales day (64 sales days) in the fourth quarter of fiscal year 2012 compared to the number of sales days (65 sales days) in the fourth quarter of fiscal year 2011.

Net sales for the twelve months ended March 30, 2012, were $2,102.0 million, an increase of 3.3%, compared with net sales of $2,034.8 million for the twelve months ended April 1, 2011. Net sales for the twelve months ended March 30, 2012, for the Physician Business increased by 6.2% and decreased by 3.4% for the Extended Care Business. Income from operations for the twelve months ended March 30, 2012, was $133.4 million compared with income from operations for the twelve months ended April 1, 2011, of $133.6 million. Net income for the twelve months ended March 30, 2012, decreased by 0.2% to $74.3 million, compared with net income for the twelve months ended April 1, 2011, of $74.5 million, while diluted earnings per share grew by 4.5%.

David M. Bronson, Executive Vice President and Chief Financial Officer, commented, “Our financial position remains strong as we delivered cash flow from operations of $128.3 million, most of which has been re-invested in the business through a very successful year of fold-in and strategic acquisitions. In the fourth quarter, we produced satisfying revenue growth across several segments including disposables and our store brands, but total revenue was negatively impacted by a very light flu season in the U.S. This resulted in approximately $12-16 million less revenue of flu-related products, compared to the prior year. As we proceed into our fiscal year 2013, we are optimistic that the strategic transformation plan announced today will enable us to accelerate top-line growth and deliver attractive long-term returns for our shareholders.”

PSS will host a conference call and live webcast to discuss these financial results on Thursday, May 10, 2012, at 8:30 a.m. ET. In addition, an online replay will be available approximately one hour following the conclusion of the live broadcast.

PSS will hold its annual Investor Day meeting in New York City on Thursday, May 24, 2012, from 8:00-10:00 a.m. ET to provide further information on the strategic transformation and implications for the Company’s near-term and long-term strategic and financial outlook.

A link to these events can be found in the Investor Relations section of the Company’s website, www.pssworldmedical.com, under the heading “Events & Presentations.”

-MORE-

PSSI Reports Results For Fiscal 2012 Fourth Quarter

May 10, 2012

The Company has today filed with the SEC a Form 8-K that includes a copy of this press release and its related Fiscal Year 2012 Fourth Quarter Financial Workbook, which contains GAAP and non-GAAP financial measures, and is available on the Company’s website, www.pssworldmedical.com. Additional financial information pertaining to PSS World Medical financial results may be found by visiting the Investor Relations section of the Company’s website, www.pssworldmedical.com, under the heading “Events and Presentations.” If you should need assistance accessing the information, please call Investor Relations at 904-332-3287.

PSS World Medical, Inc. markets and distributes medical products to physicians, elder care providers and alternate-site healthcare providers throughout the United States. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused approach to customer service and operational excellence. The Company’s stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems.

Certain statements in this release are “forward-looking statements” made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “expect,” “may,” “will,” “should,” “believe,” “plan,” “anticipate,” and “estimate” among others, and specifically include statements regarding the plans, strategies and objectives of management for future operations, including execution of restructuring plan or plans, and the additional investment in, and disposition of, certain business operations; statements or projections of cost savings, growth rates, profitability, investment levels or other financial items; statements regarding anticipated operational and financial results; and any statements of assumptions underlying any of the foregoing. These statements involve a number of risks and uncertainties, many of which are outside the control of the Company. Actual results may differ materially from those identified in the forward-looking statements. Among the factors that could cause results to differ materially are the following: fluctuating demand for our products and services; national and global economic and political conditions; our and our customers’ ability to obtain financing; the introduction of new products and services offered by us and our competitors; uncertainty of the impact of recently enacted healthcare laws; consolidation of healthcare providers; proper functioning of our data processing and information technology systems; our ability to successfully execute our global sourcing strategy; pricing pressures on large national and regional accounts and GPOs; customer credit quality and our ability to collect our accounts receivable; our ability to successfully execute our mergers and acquisitions strategy or to successfully complete proposed divestitures at expected values and on expected timelines; our ability to implement our plans for the restructuring of our business operations on a timely or cost-effective basis or at all; our ability to compete with other medical supply companies and direct manufacturers; multi-tiered cost structures where certain institutions can obtain more favorable prices for medical products than us; our ability to maintain relationships with our suppliers and customers; our ability to retain sales reps and key management; our ability to execute our growth strategy or to execute cost reduction programs and restructuring and integration plans; increased operating costs, including fuel and other commodity prices; risks involved in maintaining a large amount of inventory; our indebtedness may limit our ability to obtain additional financing or react to market conditions; we face litigation and product liability exposure; weather-related events such as hurricanes may disrupt our and our customers’ business; we may be deemed to infringe other persons intellectual property; our and our customers’ businesses are subject to numerous federal, state and foreign laws and regulations that could impact our and their financial condition and results of operations; general business, competitive and economic factors and conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. PSS World Medical, Inc. assumes no obligation to update the information in this release except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

-MORE-

PSSI Reports Results For Fiscal 2012 Fourth Quarter

May 10, 2012

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statement of Operations

(in millions, except per share and share data)

	For the Three Months Ended		For the Twelve Months Ended
	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011
Net sales	$538.9	$549.7	$2,102.0	$2,034.8
Cost of goods sold	363.1	376.8	1,427.8	1,399.0

Gross profit	175.8	172.9	674.2	635.8
General and administrative expenses	100.7	98.5	393.0	364.7
Selling expenses	39.3	36.2	147.8	137.5

Income from operations	35.8	38.2	133.4	133.6

Other (expense) income:
Interest expense	(6.1)	(4.5)	(20.1)	(17.1)
Interest income	—	0.1	0.2	0.3
Other income	0.6	0.7	2.0	2.4

Other expense	(5.5)	(3.7)	(17.9)	(14.4)

Income before provision for income taxes	30.3	34.5	115.5	119.2
Provision for income taxes	10.3	12.9	41.1	44.5

Net income	20.0	21.6	74.4	74.7
Net income attributable to noncontrolling interest	—	—	0.1	0.2

Net income attributable to PSS World Medical, Inc.	$20.0	$21.6	$74.3	$74.5

Earnings per common share attributable to PSS World Medical, Inc.:
Basic	$0.40	$0.40	$1.43	$1.35

Diluted	$0.38	$0.38	$1.38	$1.32

Weighted average shares (in thousands):
Basic	50,208	54,548	51,998	54,996
Diluted	52,178	56,789	53,989	56,546

-MORE-

PSSI Reports Results For Fiscal 2012 Fourth Quarter

May 10, 2012

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in millions except share data)

	March 30, 2012	April 1, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$163.2	$29.3
Accounts receivable, net	257.7	247.2
Inventories	213.6	213.2
Deferred tax assets, net	17.0	20.5
Prepaid expenses and other	34.2	34.4

Total current assets	685.7	544.6

Property and equipment, net	101.0	102.4

Other Assets:
Goodwill	201.8	167.1
Intangibles, net	54.6	41.9
Other	112.9	95.7

Total assets	$1,156.0	$951.7

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$146.5	$128.1
Accrued expenses	41.8	37.2
Current portion of long-term debt	—	0.8
Other	12.0	33.1

Total current liabilities	200.3	199.2
Revolving line of credit and long-term debt, excluding current portion	454.9	195.7
Other noncurrent liabilities	110.0	110.2

Total liabilities	765.2	505.1

Equity:
PSS World Medical, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 50,312,323 and 55,465,600 shares issued and outstanding as of March 30, 2012, and April 1, 2011, respectively	0.5	0.5
Additional paid-in capital	—	122.9
Retained earnings	386.6	319.6

Total PSS World Medical, Inc. shareholders’ equity	387.1	443.0
Noncontrolling interest	3.7	3.6

Total equity	390.8	446.6

Total liabilities and equity	$1,156.0	$951.7

-MORE-

PSSI Reports Results For Fiscal 2012 Fourth Quarter

May 10, 2012

PSS WORLD MEDICAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended		Twelve Months Ended
	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011
Cash Flows From Operating Activities:
Net income	$20.0	$21.6	$74.4	$74.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7.0	6.8	26.8	25.1
Provision (benefit) for deferred income taxes	2.8	2.5	(1.3)	3.3
Amortization of debt discount and issuance costs	2.7	2.4	10.3	9.4
Amortization of intangible assets	2.5	1.9	8.9	6.4
Noncash compensation expense	1.4	3.0	7.3	10.2
Provision for doubtful accounts	1.2	—	2.9	1.7
Provision for deferred compensation	0.3	0.3	1.2	1.4
Gain on sales of property and equipment	(0.1)	—	(0.1)	—
Changes in operating assets and liabilities, net of effects from business combinations:
Accounts receivable, net	(4.5)	(4.2)	0.1	(7.3)
Inventories	48.5	29.5	4.1	12.3
Prepaid expenses and other current assets	7.3	(1.2)	0.8	(6.4)
Other assets	(0.7)	(1.7)	(10.8)	(8.1)
Accounts payable	(19.2)	(24.2)	8.8	(8.2)
Accrued expenses and other liabilities	(6.9)	5.2	(5.1)	1.8

Net cash provided by operating activities	62.3	41.9	128.3	116.3

Cash Flows From Investing Activities:
Payments for business acquisitions, net of cash acquired	(25.5)	(45.7)	(65.1)	(65.9)
Capital expenditures	(6.3)	(5.2)	(23.9)	(18.2)
Payment for investment in variable interest entity, net of cash	—	—	—	(3.3)
Other	0.1	—	(0.2)	(0.7)

Net cash used in investing activities	(31.7)	(50.9)	(89.2)	(88.1)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	250.0	—	250.0	—
Repayments on the revolving line of credit	(195.5)	(89.3)	(405.1)	(106.4)
Proceeds from borrowings on the revolving line of credit	79.3	89.3	405.1	106.4
Purchase and retirement of common stock	(24.7)	—	(140.4)	(54.8)
Payment of contingent consideration on business acquisitions	(5.5)	—	(9.5)	(0.9)
Payment for debt issue costs	(4.6)	—	(6.5)	—
Proceeds from exercise of stock options	0.8	0.9	1.4	2.1
Excess tax benefits from share-based compensation arrangements	0.6	1.1	2.1	3.2
Payments under capital lease obligations	(0.2)	(0.2)	(0.8)	(0.8)
Other	—	(0.4)	(1.5)	(0.5)

Net cash provided by (used in) financing activities	100.2	1.4	94.8	(51.7)

Net increase (decrease) in cash and cash equivalents	130.8	(7.6)	133.9	(23.5)
Cash and cash equivalents, beginning of period	32.4	36.9	29.3	52.8

Cash and cash equivalents, end of period	$163.2	$29.3	$163.2	$29.3

-END-